Exhibit 99.1

SulphCo Announces Interim Progress Report on its 210,000 BPD
SonocrackingTM Facility in the UAE

SPARKS, Nev., July 20 /PRNewswire-FirstCall/ --SulphCo, Inc. (AMEX: SUF) announced today an interim progress report on its 210,000 barrel per day crude oil processing plant in the UAE.

Sonocracking Equipment: NTG, SulphCo’s primary Sonocracking equipment supplier located in Gelnhausen, Germany, has completed the design and assembly of seven 30,000 barrel per day Sonocracking units. The original contract for these units was entered into between SulphCo and NTG on December 20, 2005. To date, three of the seven Sonocracking units have been shipped to the UAE. The first unit arrived in Dubai on July 10, 2006 and the next two units are scheduled to arrive in Dubai on July 31, 2006. Two further units are currently being prepared for shipment and will be shipped to the UAE during the week of July 24, 2006. The last two units are currently undergoing functional process testing at the NTG facility.

NTG has begun functional process testing to verify the design criteria and the functionality of the various components used to construct the 30,000 barrel per day Sonocracking units at its facility in Gelnhausen. The Fujairah facility is designed to be fully automated.

“I am pleased with the initial design and test results on the equipment,” said Gerhard Seidenkranz, President of NTG.

 - Oil/Water Separators: NFV, SulphCo’s sub-contractor responsible for the construction of the oil/water separators, located in Hamburg, Germany, is currently in the process of constructing fourteen separators that will be installed in the Fujairah plant. NFV is also constructing a water polishing unit to ensure minimal water usage and waste streams in the Fujairah plant. The first two oil/water separators were shipped to the UAE and are scheduled to arrive on August 6, 2006. Subsequent shipments of oil/water separators are scheduled as the units are completed.

- Ultrasonic Probes: MWH, SulphCo’s primary ultrasonic probe equipment supplier located in Halver, Germany has completed the design and construction of 60 ultrasonic probe assemblies based on an order placed by SulphCo with MWH on February 2, 2006. Forty two of these assemblies have been installed in the seven 30,000 barrel per day Sonocracking units for the Fujairah project. The ultrasonic transducer assemblies are currently under construction at SulphCo’s headquarters in Reno, Nevada. These units are scheduled to be shipped and installed separately just prior to on-site commissioning.

- Ancillary Equipment: The facility’s hydraulic unit and two chiller units as well as ancillary tanks, cables and control cabinets were shipped from Germany and have arrived in the UAE on July 3, 2006. Further control cabinets and power generators as well as other ancillary facility equipment are currently under construction and will be shipped to the facility as required.

Site and Facility Construction: Site and facility groundbreaking took place in April 2006. Since then, Vera Group, SulphCo’s primary contractor located in Jeddah, Saudi Arabia, has primary responsibility for construction. SulphCo entered into a construction contract with Vera Group on March 12, 2006. SulphCo subsequently entered into an agreement with Mustang International on April 4, 2006 for Mustang to oversee construction activities on a day-to-day basis in Fujairah on behalf of SulphCo.

To date, permitting, soil compaction, grading, foundations and floors, steel framing, and secondary building construction is either completed or well underway. Security fencing, roof cover and sidewall installation is expected to be completed in the coming weeks. Electrical and water is to be installed by a subcontractor chosen by Vera Group. Vera Group is targeting the majority of facility construction activities to be completed in August. Several outstanding issues that are the responsibility of FOT such as timing of the pipeline construction to the storage tanks as well as logistics surrounding crude oil purchase and storage are as of yet not finalized. These issues could affect overall project timing.

Commissioning Schedule: SulphCo, in conjunction with Mustang and NTG engineering support, will send a team of five of its engineers to the NTG facility next week to undertake further functional process testing, as well as to commence commissioning and training procedures. Testing on the ultrasonic probe output and longevity continues daily at SulphCo headquarters in Reno and is not part of the functional process testing being undertaken at the NTG facility.

SulphCo has named one of its senior engineers, Mr. Ralf Klug, to become its start-up manager in Fujairah. Prior to joining SulphCo, Mr. Klug worked for 25 years at Alstom/ABB starting industrial equipment and plants in various international locations including in Iraq and Saudi Arabia. Mr. Klug’s responsibilities will be plant start up, supporting commissioning activities as well as overseeing plant safety and operator training.

“I am pleased with the overall project progress to date”, said SulphCo Chairman and CEO, Dr. Rudolf W. Gunnerman. “I am confident that our SulphCo team, along with close cooperation of our sub-contractors, is doing their utmost on behalf of the project in Fujairah.”

SulphCo, Inc. will continue to provide updates on the Fujairah project through further reports and pictures posted on its web site www.sulphco.com.

About SulphCo, Inc.
SulphCo has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company's technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.